EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                         Nanopierce Technologies, Inc
                       Computation of Net Loss Per Share
                                  (Unaudited)

                                                   Three months ended September 30,

                                                      1998                1997
Net loss                                             ($553,985)          ($32,802)

Series A preferred stock dividend                      (45,313)
                                                    ----------          ---------

Net loss applicable to common shareholders           ($599,298)          ($32,802)
                                                    ==========          =========

Weighted average number
of common shares                                    12,385,392          3,833,355
                                                    ==========          =========

Net loss per share                                      ($0.06)            ($0.01)
                                                    ==========          =========


Diluted loss per share is not presented as the effect of the potential conversion of preferred stock to common stock would decrease loss per share.



                    See notes to the financial statements.